Exhibit 3: Operating Results by Business Unit in Ch$ millions
(Fourth Quarter)

Fourth Quarter 2001	Wire and Cable	Brass Mills	Flexible Packaging	Aluminum	Total

Revenues	21,567	14,292	9,215	7,860	52,934
COGS	-19,555	-12,797	-8,154	-6,098	-46,604
Gross Income	2,011	1,495	1,061	1,762	6,330
Gross Margin	9.3%	10.5%	11.5%	22.4%	12.0%
SG&A	-3,640	-1,688	-825	-1,442	-7,595
% sales	16.9%	11.8%	9.0%	18.3%	14.3%
Operating Income	-1,628	-193	236	320	-1,265
Operating Margin	-7.5%	-1.4%	2.6%	4.1%	-2.4%

EBITDA	47	953	787	506	2,292
Segment Contribution
% Revenues	40.7%	27.0%	17.4%	14.8%	100.0%
% Operating Income	128.7%	15.3%	-18.7%	-25.3%	100.0%

Fourth Quarter 2002	Wire and Cable	Brass Mills	Flexible Packaging	Aluminum	Total

Revenues	25,574	12,615	9,191	6,915	54,296
COGS	-24,138	-10,492	-8,095	-5,013	-47,739
Gross Income	1,436	2,123	1,096	1,902	6,557
Gross Margin	5.6%	16.8%	11.9%	27.5%	12.1%
SG&A	-3,105	-2,447	-845	-1,114	-7,510
% sales	12.1%	19.4%	9.2%	16.1%	13.8%
Operating Income	-1,669	-323	251	788	-953
Operating Margin	-6.5%	-2.6%	2.7%	11.4%	-1.8%

EBITDA	-44	322	758	914	1,950
Segment Contribution
% Revenues	47.1%	23.2%	16.9%	12.7%	100.0%
% Operating Income	175.1%	33.9%	-26.3%	-82.7%	100.0%

4Q02 versus 4Q01 % change	Wire and Cable	Brass Mills	Flexible Packaging	Aluminum	Total

Revenues	18.6%	-11.7%	-0.3%	-12.0%	2.6%
COGS	23.4%	-18.0%	-0.7%	-17.8%	2.4%
Gross Income	-28.6%	42.0%	3.3%	7.9%	3.6%
SG&A	-14.7%	44.9%	2.4%	-22.7%	-1.1%
Operating Income	2.5%	N/A	6.3%	N/A	N/A

EBITDA	-193.4%	-66.2%	-3.8%	N/A	-15.0%